EXHIBIT B

AUTHORIZING RESOLUTIONS OF THE TRUST

In accordance with Rule 0-2(c) under the 1940 Act, the Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the person signing and filing this document is authorized to do so on behalf of the Trust. Michael Beattie is authorized to sign and file this document on behalf of the Trust pursuant to the general authority vested in him as President and pursuant to the following resolutions adopted by the Board of Trustees at a meeting held on May 20, 2020:

VOTED:	That the officers of Frost Family of Funds (the “Trust”) be, and they hereby are, authorized to prepare, execute and file an application, and any amendments thereto, with the Securities and Exchange Commission on behalf of the Trust to request an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “Act”), to seek an exemption from Sections 18(f) and 21(b) of the Act, pursuant to Section 12(d)(1)(J) of the Act to seek an exemption from Section 12(d)(1) of the Act, pursuant to Sections 6(c) and 17(b) of the Act to seek an exemption from Sections 17(a)(1), 17(a)(2), and 17(a)(3) of the Act, and pursuant to Section 17(d) of the Act and Rule 17d-1 thereunder, or from any other provision of the Act or rule thereunder as may be deemed necessary or advisable upon advice of counsel that will allow each series of the Trust to participate in an interfund lending facility.

VOTED:	That the officers of the Trust are authorized, empowered and directed to take such further actions, to execute such other documents, to pay such expenses and to do such other acts and things as such officers, or any of them, in their discretion, deem necessary or advisable to effectuate the intent of the foregoing resolution, the taking of any such action and the execution and delivery of any instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.